TYGH CAPITAL MANAGEMENT, INC. (“TCM”)

CODE OF ETHICS

August 2015

The following Code of Ethics (the “Code”) has been adopted by Tygh Capital Management (the “Company”) and is designed to comply with Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”), Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”), and the Insider Trading and Securities Fraud Enforcement Act of 1988.  This Code is intended to establish standards and guidelines that govern both the business conduct and personal trading of employees of the Company.

1.           Statement of General Principles and Standards of Conduct

All employees of the Company shall act with integrity, competence, dignity and in an ethical manner when dealing with the public, clients, prospects, and other employees.  Employees must strive to maintain knowledge of and comply with all applicable laws, rules and regulations of any governmental agency, regulatory organization, or professional association that governs the Company’s or the employee’s professional activities.  These principles are based on the fiduciary duty that employees owe to the Company’s advisory clients, which include both its separately managed accounts and any mutual funds advised by the Company.  The Company has adopted the Standards of Professional Conduct that have been issued by the CFA Institute, a copy of which is attached as Appendix A.  Employees shall adhere to these standards in the conduct of their business activities to the extent the standards are applicable to that particular activity.

With respect to personal trading, all employees of the Company owe a fiduciary duty to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions or take unfair advantage of their relationship with the Company. Company personnel must adhere to this general principle as well as the specific requirements set forth in this Code. All employees should understand, however, that technical compliance with the specific requirements of the Code does not automatically insulate them from liability or a review of trades that show a pattern of a breach of an individual's fiduciary duty.

Employees should avoid situations that present actual as well as potential conflicts of interest. As a general principle, it is imperative that the Company’s employees also avoid any situation that might compromise or call into question their exercise of independent judgment in the interest of the Company’s clients.  Areas of concern relating to independent judgment include, among other things, unusual investment opportunities, perks and gifts of more than de minimus value from persons doing or seeking to do business with the Company.  Any potential personal or business related conflicts of interest should be escalated to the Company’s Chief Compliance Officer (“CCO”) who will review and determine whether a conflict exists and what action should be taken as a result.  The CCO will maintain a log summarizing the items reviewed and related determinations.  Conflicts are reviewed periodically to confirm that the appropriate actions continue to be in place to minimize impact of the situation.  Conflicts involving the CCO will be reviewed and documented by the Company’s Chief Investment Officer.  The CCO will notify the Chief Compliance Officer of any Registered Investment Company advised by the Company of conflicts upon identification.

Purchases and sales of securities shall be made only in accordance with this Code and the Company’s Policy and Procedures Designed to Detect and Prevent Insider Trading.

2.           Definitions

(a)           "Access person" means any director, officer, general partner or employee of the Company.  Attached to this Code as Appendix B is the current list of employees considered access persons.

 (b)          A security is "being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(c)           "Beneficial ownership" means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." Beneficial ownership includes accounts of a spouse, minor children and relatives resident in the home of the access person, as well as accounts of another person if the access person obtains benefits from the account substantially equivalent to those of ownership. For additional information, see Appendix C.

(d)           "Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(e)           "Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(f)           "Security” shall have the meaning set forth in Section 202(a)(18) of the Advisers Act, except that it shall not include:

(i)  direct obligations of the Government of the United States;

(ii)  bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)  shares issued by money market funds;

(iv)  shares issued by open-end funds other than a fund that is advised by the Company; and

(v)  shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which is a fund advised by the Company.

3.           Compliance with Laws and Regulations

Employees must comply with all applicable federal and state securities laws.  No employee is permitted, in connection with the purchase or sale (directly or indirectly) of a security held or to be acquired by a client:

•	to employ any device, scheme or artifice to defraud the client in any manner;
•	to mislead the client, including by making an untrue statement of a material fact to the client or making a statement that omits material facts;
•	to engage in any act, practice or course of conduct that operates or would operate as a fraud or deceit upon the client;
•	to engage in any manipulative practice with respect to the client; or
•	to engage in any manipulative practice with respect to securities, including price manipulation.

4.           PreClearance of Transactions

Prior to effecting any personal transaction, access persons shall have all purchases or sales of any security, including shares of a mutual fund advised by the Company, in which they have, or by reason of such purchase acquire, any direct or indirect beneficial ownership, approved in writing by the Company’s CCO.  If the CCO is unavailable to approve a trade, the Chief Investment Officer may approve the trade.  If the approving officer of the Company is not in the Company’s office and therefore unable to sign the approval form, the employee requesting the approval may rely on a verbal approval and the required approval form must be signed by the approving officer as soon as practicable.  The Company’s Chief Investment Officer will be responsible for approving personal trades of the CCO.  Any preclearance approval is valid for 24 hours.  If the access person is seeking approval to purchase a security that has a market capitalization that is within the range of the market capitalizations of securities that the Company may purchase for client accounts (e.g., small and mid-cap securities), the required approval form must be signed by both the Chief Investment Officer and the CCO.

NOTE: See the definition of security in Section 2(f) and the exemptions in Section 6 to determine whether a transaction is subject to the pre-clearance requirement.

5.           Prohibited Transactions

(a)           Prohibited Purchases and Sales. Effective June 30, 2012, no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase (i) is held in any client account, (ii) is being considered for purchase or sell by the Company or (iii) is being purchased or sold  by the Company. If an access person has beneficial ownership of a security held in any client account, the access person may sell that security following the day after all shares of that security have been sold in all client accounts (i.e., “last out”).  In addition, all access persons shall comply with the Company’s Policy and Procedures Designed to Detect and Prevent Insider Trading, which prohibits any person from purchasing or selling a security while in possession of material non-public information or communicating such information in connection with a transaction.

(b)           Initial Public Offerings. No access person shall purchase or sell, directly or indirectly, any equity security issued in an initial public offering.

(c)           Private Placements. No access person shall purchase any securities issued in a private placement (as that term is generally recognized as an exempt transaction from registration under the federal securities laws) except pursuant to the prior written approval of the Company’s CCO, which approval shall take into consideration, among other factors, whether the investment opportunity should be reserved for the Company’s advisory client and whether the opportunity is being offered to the access person by virtue of his or her position with the Company. In addition, any access person who owns or has been authorized to acquire securities in a private placement is required to disclose that ownership if he or she plays a material role in the Company's subsequent investment decision regarding the same issuer of the security. In that circumstance, the Company's decision to purchase such securities must be subject to an independent review by members of the Company’s Investment Team with no personal interest in the issuer.  If the CCO seeks to invest in a private placement, the Chief Investment Officer must approve the transaction in writing.  In addition, if both the Chief Investment Officer and the CCO seek to invest in the same private placement, two members of the Company’s investment team must approve the transactions of both individuals.

(d)           Short-Term Trading. For the purpose of preventing the unfair use of information that may be obtained by an access person, any profit realized by an access person from any purchase and sale, or any sale and purchase, of any security in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership (other than an exempted security under this Code), within any period of less than 30 days shall inure to and be recoverable by the Company for the benefit of a charitable organization (qualified under Section 5Ol(c) of the Internal Revenue Code) of his or her choice.

(e)           Exemption for Large Cap Trades. The prohibitions in Section 5(d) shall not apply to the purchase or sale by the access person of a security issued by a company with a market capitalization greater than $10 billion at the time of the transaction. This exception to the short-term trading prohibition recognizes that transactions by the access person or the Company which involve securities of companies with a high market capitalization are not likely to materially affect the price of the security involved.

6.           Exempted Transactions

In addition to any other exemptions in this Code and except as otherwise noted below, the prohibitions of Section 5 and the preclearance required by Section 4 of this Code shall not apply to:

(a)           Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.  Access persons should review any third party discretionary accounts with the CCO to determine if that account is exempt under this provision.  The CCO may request information about the trustee or third-party manager who has discretionary authority over the account and the nature of the relationship of that trustee or manager with the access person.  In order to rely on this exemption, the access person must refrain from (i) suggesting any securities transactions in the exempt account, (ii) directing the trustee or third-party manager to make any purchase or sales of securities in the exempt account, or (iii) consulting with the trustee or third-party manager on the particular allocation of investments to be made in the exempt account.  Access persons will be required to make quarterly certifications regarding these restrictions.  These restrictions shall not prevent a trustee or third-party manager from summarizing, describing or explaining account activity to the access person in the ordinary course of an account review.

(b)           Purchases or sales of securities that are not eligible for purchase or sale by the Company.

(c)           Purchases or sales which are non-volitional on the part of either the access person or the Company (e.g., stock splits, automatic conversions, etc.).

(d)           Purchases which are part of an automatic dividend reinvestment or investment plan.

(e)           Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f)           Purchases and sales of financial futures or option contracts on securities indexes traded on a national securities or commodities exchange, including exchange-traded unit investment trusts or funds (also known as ETFs).

7.           Prohibited Activities by Access Persons

(a)           Gifts and Entertainment. Access persons are prohibited from receiving, either directly or indirectly, anything of value in excess of a "de minimus" amount from any person or any employee of an entity that does or seeks to do business with the Company.  Employees are prohibited from the receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.  Attached as Appendix D is guidance on the Company’s gift and entertainment policies and reporting requirements.

(b)           Service as a Director. Access persons are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the CCO based on a determination that the board service would not be inconsistent with the interests of the Company's advisory clients.

(c)           Misuse of Inside Information.  All employees must comply with the provisions of the Company’s Policy on Insider Trading, which is designed to prevent and detect the misuse of material, nonpublic information.

8.           Reporting

The CCO shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.

(a)           Duplicate Confirmations. The Trading Department or CCO will obtain duplicate brokerage confirmations for all purchases and sales of a security by access persons.  The obligation to provide duplicate confirmations applies to all brokerage transactions even if the transaction is exempt from the prohibitions under this Code.  All preclearance forms are examined for completeness and reconciled against duplicate trade confirmations.  The compliance department conducts a monthly review of all personal trades executed by access persons.  Upon completion of this review, a monthly summary report is created.  The monthly summary report shall include the name of the security, whether it was a buy or sell, date of transaction, number of shares purchased or sold, execution price and the broker-dealer through which the transaction was effected.  The compliance department reviews all personal trades to ensure compliance with the Code and includes the results on a monthly summary report.  The firm's trader, Tom Abernethy, reviews this report and the Company’s CCO conducts a final review and signs the report.

(b)           Disclosure of All Personal Holdings. Each access person shall provide a list of all security holdings (a “holdings report”) beneficially owned by the access person (1) within 10 days of commencement of employment (the information in the initial holdings report must be current as of a date no more than 45 days prior to the date the person became an access person) and (2) on an annual basis thereafter by January 30 (the information in the annual holdings report must be current as of a date no more than 45 days before the report is submitted).  The holdings report shall contain (i) the title and type of security, the exchange ticker symbol or CUSIP number, the number of shares held, and the principal amount of each security in which the access person has any direct or indirect beneficial ownership, (ii) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held, and (iii) the date the access person submits the report.  As part of the Company’s annual compliance review, each holdings report is reviewed by the CCO and compared to personal trade transactions executed by employees during the prior year.  The review is intended to ensure that employees complied with the pre-approval and reporting obligations under the Code.  The Chief Investment Officer, with the assistance of staff in the Compliance department (other than the CCO) shall be responsible for conducting the annual review of the holdings report of the CCO.

(c)           Quarterly Transaction Report.  Each access person shall provide a completed quarterly transaction report no later than 30 days after the end of each calendar quarter.  The report must describe each security transaction for the prior quarter and set forth the name of the security, date of transaction, interest rate and maturity date (if applicable), number of shares, principal amount, the nature of the transaction (i.e. purchase or sale or other acquisition or disposition), price at which the transaction was affected, the broker, dealer or bank through which the transaction was effected and the date the report is submitted by the access person.  The report does not require the access person to duplicate information contained in confirmations received by the Company under paragraph 8(a) of the Code.  With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person, the report must include the name of the broker, dealer or bank with whom the access persons established the account, the date the account was established and the date the report is submitted by the access person.

9.           Reporting Violations; Certification of Compliance

(a)           Access persons must report any violations of the Code (committed either by the reporting employee or any other employee of the Company) promptly to the CCO.  The reporting of a violation shall be treated as confidential by the Company and its CCO.

(b)           Access persons shall certify upon inception of employment and annually thereafter that they (i) have read and understood the Code and are subject thereto, (ii) have complied with the requirements of the Code and (iii) have disclosed or reported all personal securities transactions as required by the Code.  The Company shall provide all employees with a copy of the Code and any amendments.

The CCO is responsible for reviewing, maintaining and enforcing the Company’s Code of Ethics and is also responsible for conducting appropriate employee training to ensure adherence to these policies.  The CCO will annually review the Code to ensure it is in compliance with current laws and regulations.  No less frequently than annually, the CCO will furnish a written report to the Board of Trustees (“Board”) of any mutual fund managed by the Company, which: (1) describes any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (2) certifies that that the Company has adopted procedures reasonably necessary to prevent access persons from violating the Code.

10.           Sanctions

Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

On an annual basis, the CCO shall review with management of the Company (1) existing procedures concerning personal investing and any changes in the Code or other procedures during the past year, (2) any violations of the Code requiring significant remedial action during the past year, and (3) any recommended changes in existing restrictions and procedures based on the Company's experience under the Code, evolving industry practices, or developments in applicable laws or regulations; and (4) certify that the Company has adopted procedures reasonably necessary to prevent violations of the Code.

11.           Record Maintenance

The CCO, or his designee, shall maintain or cause to be maintained in a readily accessible place the following records:

1.           A copy of all Codes of Ethics adopted by the firm that have been in effect during the past five years;

2.           A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

3.           A record of compliance certifications for each access person for the last five years;

4.           A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act (e.g., written acknowledgments, holdings reports, quarterly reports, personal trade authorizations), including any information provided in lieu of the reports, for five years after the end of the fiscal year in which the report is made or the information is provided;

5.           A list of all persons who are, or within the preceding five years, have been, access persons or who are or were responsible for reviewing access person reports;

6.           A copy of each written report provided to the Board of any mutual fund managed by the Company for five years after the end of the fiscal year in which the report is made; and

7.           A record of any decision, and the reasons supporting the decision, to approve the acquisition of IPOs or private placements for five years after the fiscal year in which the approval is granted.

APPENDIX A

Statement of
The Standards of Professional Conduct

General Principles of Conduct

Managers have the following responsibilities to their clients.

Managers must:

1.	Act in a professional and ethical manner at all times.

2.	Act for the benefit of clients.

3.	Act with independence and objectivity.

4.	Act with skill, competence, and diligence.

5.	Communicate with clients in a timely and accurate manner.

6.      Uphold the applicable rules governing capital markets.

Asset Manager Code of Professional Conduct

A.      Loyalty to Clients

Managers must:

1.	Place client interests before their own.

2.	Preserve the confidentiality of information communicated by clients within the scope of the Manager–client relationship.

3.	Refuse to participate in any business relationship or accept any gift that could reasonably be expected to affect their independence, objectivity, or loyalty to clients.

B.      Investment Process and Actions

Managers must:

1.      Use reasonable care and prudent judgment when managing client assets.

2.      Not engage in practices designed to distort prices or artificially inflate trading volume with the intent to mislead market participants.

3.      Deal fairly and objectively with all clients when providing investment information, making investment recommendations, or taking investment action.

4.      Have a reasonable and adequate basis for investment decisions.

5.      When managing a portfolio or pooled fund according to a specific mandate, strategy, or style:

a.      Take only investment actions that are consistent with the stated objectives and constraints of that portfolio or fund.

b.      Provide adequate disclosures and information so investors can consider whether any proposed changes in the investment style or strategy meet their investment needs.

6.      When managing separate accounts and before providing investment advice or taking investment action on behalf of the client:

a.      Evaluate and understand the client’s investment objectives, tolerance for risk, time horizon, liquidity needs, financial constraints, any unique circumstances
(including tax considerations, legal or regulatory constraints, etc.) and any other relevant information that would affect investment policy.

b.      Determine that an investment is suitable to a client’s financial situation.

C.      Trading

Managers must:

1.      Not act or cause others to act on material nonpublic information that could affect the value of a publicly traded investment.

2.      Give priority to investments made on behalf of the client over those that benefit the
Managers’ own interests.

3.      Use commissions generated from client trades to pay for only investment-related products or services that directly assist the Manager in its investment decision making process, and not in the management of the firm.

4.      Maximize client portfolio value by seeking best execution for all client transactions.

5.      Establish policies to ensure fair and equitable trade allocation among client accounts.

D.      Risk Management, Compliance, and Support

Managers must:

1.      Develop and maintain policies and procedures to ensure that their activities comply with the provisions of this Code and all applicable legal and regulatory requirements.

2.      Appoint a compliance officer responsible for administering the policies and procedures and for investigating complaints regarding the conduct of the Manager or its personnel.

3.      Ensure that portfolio information provided to clients by the Manager is accurate and complete and arrange for independent third-party confirmation or review of such information.

4.      Maintain records for an appropriate period of time in an easily accessible format.

5.	Employ qualified staff and sufficient human and technological resources to thoroughly investigate, analyze, implement, and monitor investment decisions and actions.

6.	Establish a business-continuity plan to address disaster recovery or periodic disruptions of the financial markets.

7.      Establish a firmwide risk management process that identifies, measures, and manages the risk position of the Manager and its investments, including the sources, nature, and degree of risk exposure.

E.      Performance and Valuation

Managers must:

1.      Present performance information that is fair, accurate, relevant, timely, and complete. Managers must not misrepresent the performance of individual portfolios or of their firm.

2.      Use fair-market prices to value client holdings and apply, in good faith, methods to determine the fair value of any securities for which no independent, third-party market quotation is readily available.

F.      Disclosures

Managers must:

1.      Communicate with clients on an ongoing and timely basis.

2.      Ensure that disclosures are truthful, accurate, complete, and understandable and are presented in a format that communicates the information effectively.

3.      Include any material facts when making disclosures or providing information to clients regarding themselves, their personnel, investments, or the investment process.

4.      Disclose the following:

a.      Conflicts of interests generated by any relationships with brokers or other entities, other client accounts, fee structures, or other matters.

b.      Regulatory or disciplinary action taken against the Manager or its personnel related to professional conduct.

c.      The investment process, including information regarding lock-up periods, strategies, risk factors, and use of derivatives and leverage.

d.      Management fees and other investment costs charged to investors, including what costs are included in the fees and the methodologies for determining fees and costs.

e.      The amount of any soft or bundled commissions, the goods and/or services received in return, and how those goods and/or services benefit the client.

f.      The performance of clients’ investments on a regular and timely basis.

g.      Valuation methods used to make investment decisions and value client holdings.

h.      Shareholder voting policies.

i.      Trade allocation policies.

j.      Results of the review or audit of the fund or account.

k.      Significant personnel or organizational changes that have occurred at the
Manager.

l.      Risk management processes.

APPENDIX B – ACCESS PERSONS

Thomas R. Abernethy
Amaya M. Bilbao Cromwell
Mickey S. Brivic
Michael C. Coyne
Jeff B. Curtis
Scott W. Haugan
Bret Hokkanen
Richard J. Johnson
Julie R. McAdams
Dayton E. Rodegerdts

APPENDIX C

Examples of Beneficial Ownership

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

•
securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•
securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•
securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•
securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•
securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the CCO.

APPENDIX D

The Company has adopted a policy on gifts and entertainment that is set forth in section 7 of the Code of Ethics.  Under that policy, employees may not receive:

“either directly or indirectly, anything of value in excess of a "de minimus" amount from any person or any employee of an entity that does or seeks to do business with the Company.  Employees are prohibited from the receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless the entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.”

This policy covers two potential conflicts of interest – the outright receipt of a gift (e.g., wine, event tickets, personal items, etc.) and the attendance of a sponsored entertainment event.  The first restriction is on the receipt of gifts.  For purposes of this policy, we consider the receipt of any gift over $100 (either individually or in the aggregate for a given calendar year) to be prohibited.  Regarding the separate policy on entertainment, in addition to the above language in italics, the provider of any meals and/or entertainment (e.g., sporting events) should be present at the event along with the employee.  Otherwise the cost of that entertainment or meal falls into the category of a gift to the employee and subject to the $100 restriction.

We have generally ensured compliance with this policy by discussing the receipt of gifts/entertainment with employees throughout the year and at periodic employee compliance meetings.  For the size of the firm and the perceived level of such activity, that practice was considered adequate in the past.  Given the growth in the size of the firm and its business/trading activities, as well as the increased regulatory scrutiny of this topic, we are adopting a new practice of maintaining a record of all gifts and certain entertainment.  The record log will be used by the CCO and senior management to ensure (i) that the receipt of gifts complies with the policy and (ii) that entertainment received by employees is reasonable in terms of cost and appropriate as to time, place and frequency.  A sample of the form to be used to report any gift or entertainment is attached.

Some guidance of the reporting:

•	All gifts should be reported. As is our usual practice, most gifts are pooled and handed out randomly over the Christmas holiday.

•
All entertainment during the month that exceeds $75 in value for the event should be reported within 5 business days of month end.  The value is your reasonable estimate of the sum of everything received for that event (meal, golf fees, sporting events tickets, etc).

•
It is appropriate and reasonable for employees to attend an event or be entertained by someone if they believe there is a business purpose associated with the activity.  Building and maintaining relationships with service providers is a valid business purpose but employees should recognize that a high frequency of such activity with the same provider presents a possible conflict of interest and should be avoided.  If there are questions about this guidance, you should see Jeff or Rick to discuss.